SPONSOR AGREEMENT

          SPONSOR AGREEMENT, dated as of May 1, 2000, by and between Touchstone Investment Trust, a Massachusetts business trust (the "Trust"), and Touchstone Advisors, Inc., an Ohio corporation ("Touchstone");

                                   WITNESSETH:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder as amended from time to time, the "1940 Act");

         WHEREAS, the Trust wishes to engage Touchstone to act as the sponsor for, and to provide certain management and supervisory services with respect to the Bond Fund (the "Fund") of the Trust, and Touchstone is willing to provide such services to the Fund, on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

             1. Duties of Touchstone. Subject to the direction and control of the Board of Trustees of the Trust (the "Board"), Touchstone shall perform such sponsorship, management and supervisory services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for performing the management functions herein set forth; (b) arranging, if desired by the Trust, for directors, officers or employees of Touchstone to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including the provision of services to the Trust by the Trust's administrator and fund accounting agent, transfer agent and custodian, which services include without limitation: (i) updating of corporate organizational documents, and the negotiation of contracts and fees and the monitoring and coordinating of performance and billings of the Trust's custodian and other independent contractors or agents, (ii) the preparation of and filing of documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations), including registration statements on Form N-1A, prospectuses and statements of additional information, semiannual and annual reports to the Trust's shareholders, (iii) reviewing (including coordinating the preparing of, but not preparing) tax returns, (iv) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees, and preparation of notices, proxy statements and minutes of meetings of shareholders of the Trust or of one or more of the Funds, (v) the maintenance of books and records of the Trust, (vi) telephone coverage to respond to shareholder inquiries, (vii) the provision of monitoring reports and assistance regarding compliance with federal securities and tax laws including compliance with the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended, (viii) the dissemination of yield and other performance information to newspapers and tracking services, (ix) the preparation of annual renewals for fidelity bond and errors and omissions insurance coverage, (x) the development of a budget for the Trust, the establishment of the rate of expense accruals and the arrangement of the payment of all fixed and management expenses, and (xi) the determination of each Fund's net asset value and the provision of all other fund accounting services to the Funds.

       2. Allocation of Charges and Expenses. Touchstone shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of Touchstone or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust.

       3. Operating Expense Waivers or Reimbursement. Touchstone shall waive all or a portion of its fee pursuant to this Sponsor Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expense, but excluding interest,taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of the Fund such that after such reimbursement the aggregate Expenses of each class of the Fund shall be equal on an annual basis to 0.90% of the average daily net assets of Class A shares and 1.65% of the average daily net assets of Class C shares for the Fund's then-current fiscal year.

         Touchstone's obligations in this Section 3 may be terminated, with respect to the Fund, by Touchstone as of the end of any calendar quarter after December 31, 2000, upon at least 30 days' prior written notice to the Trust (an "Expense Cap Termination").

4. Compensation of Touchstone. For the services to be rendered, the facilities to be provided and the expenses to be assumed by Touchstone hereunder, the Fund shall pay to Touchstone a sponsor fee equal on an annual basis to 0.20% of the Fund's average daily net assets for its then-current fiscal year.

If Touchstone serves under this Agreement for less than the whole of any month, the compensation to Touchstone hereunder shall be prorated. For purposes of computing the fees payable to Touchstone hereunder, the net asset value of the Fund shall be computed in the manner specified in the Fund's then-current registration statement.

Touchstone hereby waives all of its fees under this Agreement with respect to the Fund until December 31, 2000.

         5. Limitation of Liability of Touchstone. Touchstone shall not be liable for any error of judgment or mistake of law or for any act or omission in the sponsorship or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Touchstone" shall include Touchstone and/or any of its affiliates and the directors, officers and employees of Touchstone and/or any of its affiliates.

         6. Activities of Touchstone. The services of Touchstone to the Trust are not to be deemed exclusive, Touchstone being free to render similar sponsorship and management services and/or other services to other parties. It is understood that Trustees and officers of the Trust, and shareholders of the Fund are or may become interested in Touchstone and/or any of its affiliates, as directors, officers, employees, or otherwise, and that directors, officers and employees of Touchstone and/or any of its affiliates are or may become similarly interested in the Trust and that Touchstone and/or any of its affiliates may be or become interested in the Trust as a shareholder of the Fund or otherwise.

         7. Duration, Termination and Amendment. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto until terminated in accordance with this
Section 7. Except for an Expense Cap Termination, this Agreement may not be altered or amended except by an instrument in writing signed by both parties.

                  This Agreement may be terminated, with respect to the Fund:

                 (a)by Touchstone, either (i) at the end of the calendar quarter after December 31, 2000 during which Touchstone has given at least 30 days' advance written notice to the Trust, on behalf of the Fund, that it is terminating this Agreement as to the Fund or (ii) at such time as Touchstone ceases to be the investment advisor to the Fund. In the event of a termination pursuant to clause (i) of the preceding sentence, each party's obligations hereunder shall terminate as to the Fund as of the end of the calendar quarter in which the notice of termination is given; in the event of a termination pursuant to clause (ii) of the preceding sentence, Touchstone's obligations hereunder shall terminate as to the Fund as of the effective date of its termination as investment advisor.

                  (b) by the Board, or by the vote of a "majority of the outstanding voting securities" (as such phrase is defined in the 1940
         Act) of the Fund, as of the end of the calendar quarter during which the Trust, on behalf of the Fund, has given at least 30 days' advance written notice to Touchstone that it is terminating this Agreement.

          8. Subcontracting by Touchstone. Touchstone may subcontract for the performance of Touchstone's obligations hereunder with any one or more persons; provided, however, that Touchstone shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

          9. Severability. If any provision of this Agreement shall become or shall be found to be invalidby a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         10. Notices. Any notices under this Agreement shall be in writing addressed and delivered personally or mailed postage-paid, to the other party at such address as such other party may designate in accordance with this paragraph for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and Touchstone shall be 311 Pike Street, Cincinnati, Ohio 45202.

         11. Miscellaneous. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The person signing on behalf of the Trust has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Agreement are not binding upon such person or upon any of the Trust's Trustees, officers or shareholders individually, but bind only the Trust estate.

                                             TOUCHSTONE INVESTMENT TRUST


                                             By:/s/ Jill T. McGruder
                                                 ---------------------
                                                 Jill T. McGruder
                                                 President


                                             TOUCHSTONE ADVISORS, INC.


                                              By: /s/ Jill T. McGruder
                                                  ---------------------
                                                  Jill T. McGruder
                                                  President

                        Sponsor Agreement
                   Touchstone Advisors, Inc. and
                    Touchstone Investment Trust

                           Amendment No. 1

         AMENDMENT dated as of May 1, 2001, between TOUCHSTONE INVESTMENT TRUST, a Massachusetts business trust (the "Trust") and TOUCHSTONE ADVISORS, INC., an Ohio corporation ("Touchstone").

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

         WHEREAS, the Trust has engaged Touchstone to provide certain management services with respect to certain series of the Trust (each a "Fund") pursuant to the Sponsor Agreement dated as of May 1, 2000, between the Trust and Touchstone (the "Agreement"); and

         WHEREAS, the Trust and Touchstone wish to amend the Agreement to reflect (1) the addition of the Touchstone High Yield Fund and the addition of Class B shares to the Touchstone Bond Fund and (2) an amended provision with respect to termination of Touchstone's obligations in Section 3 of the Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as set forth in the Agreement and herein, acting pursuant to Section 7 of the Agreement, the Trust and Touchstone hereby amend the Agreement as follows:

         (A) Section 3 of the Agreement shall read as follows:

                      3.       Operating Expense Waivers or Reimbursement.
                               ------------------------------------------

                      a) Touchstone shall waive all or a portion of its fee
                  pursuant to this Sponsor Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expense, but excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of each Class of the following Funds (each a "Class") such that, after such reimbursement, the aggregate Expenses of a Class shall be less than or equal, on an annual basis, to the following percentage of the average daily net assets of the Class for the Fund's then-current fiscal year:

                    Touchstone High Yield Fund - Class A             1.05%
                    Touchstone High Yield Fund - Class B             1.80%
                    Touchstone High Yield Fund - Class C             1.80%
                    Touchstone Bond Fund - Class A                   0.90%
                    Touchstone Bond Fund - Class B                   1.65%
                    Touchstone Bond Fund - Class C                   1.65%

                           Touchstone's obligations in this Section 3 may be
                  terminated with respect to any Fund or class of shares, by Touchstone as of the end of any calendar quarter after September 30, 2002, upon at least 30 days' prior written notice to the Trust (an "Expense Cap Termination").

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of May 1, 2001. The undersigned has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Amendment are not binding upon the Trust's Trustees, its officers, or investors in the Funds individually, but bind only the Trust estate.

Touchstone Advisors, Inc.                         Touchstone Investment Trust

By:      /s/ Jill T. McGruder                     By: /s/ Tina D. Hosking
         ---------------------------------           ---------------------------

Name:     Jill T. McGruder                        Name:  Tina D. Hosking
          --------------------------------               -----------------------

Title:   President                               Title:  Secretary
         ---------------------------------               -----------------------